Exhibit 5.1

[Letterhead of Stephen D. Leasure]

July 29, 2025

Encompass Health Corporation
9001 Liberty Parkway
Birmingham, AL 35242

Re:    Encompass Health Corporation Post-Effective Amendments No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

In my capacity as deputy general counsel for Encompass Health Corporation, a Delaware corporation (the “Company”), I have examined, and furnish this opinion letter in connection with, the Post-Effective Amendments No. 1 to Registration Statements (Nos. 333-157445, 333-175981, and 333-212840 (the “Registration Statements”)) on Form S-8 (the “Post-Effective Amendments”), in the form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”). On May 1, 2025, the Company’s stockholders approved the Encompass Health Corporation 2025 Omnibus Performance Incentive Plan (the “2025 Equity Plan”). The 2025 Equity Plan provides, among other things, for a reservation of a total of 12,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the 2025 Equity Plan (subject to certain adjustments, including equitable adjustment in the event of a change in the Company’s capitalization). Under the 2025 Equity Plan, shares reserved for issuance in connection with grants or awards under the Company’s prior equity compensation plans (the “Prior Plans”) and still outstanding as of May 2, 2025 (the “Prior Plan Shares”) may be added to the number of authorized shares of Common Stock available for issuance under the 2025 Equity Plan, to the extent cancelled, forfeited or otherwise added back pursuant to Section 5.3 of the 2025 Equity Plan.

In connection with this matter, I have examined originals, or copies identified to my satisfaction, of the Post-Effective Amendments, the Registration Statements, the 2025 Equity Plan and the forms of award agreements (collectively, the “Agreements”) relating to the awards under the 2025 Equity Plan. I have also examined (i) such corporate records of the Company that I have considered appropriate, including a copy of the certificate of incorporation, as amended and restated, and the bylaws, as amended and restated, of the Company, and copies of resolutions of the board of directors of the Company relating to the issuance of the Prior Plan Shares under the 2025 Equity Plan, and (ii) such other certificates, agreements and documents as I have deemed relevant and necessary as a basis for the opinion expressed below.

As to factual matters, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such documents.

It is understood that this opinion is to be used only in connection with the offer and sale of the Prior Plan Shares while the Registration Statements are in effect.

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, I am of the opinion that the Prior Plan Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms and conditions of the 2025 Equity Plan, for consideration having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

My opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I am not admitted to the practice of law in the State of Delaware. My opinion is as of the date hereof, and I am under no obligation to advise you of any change in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendments. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Stephen D. Leasure
Stephen D. Leasure
Deputy General Counsel*

* Authorized House Counsel licensed to practice law only in North Carolina, not in Alabama.